Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 4.7

NEITHER THIS UNSECURED PIK CONVERTIBLE NOTE (THIS “NOTE”) NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED OR PLEDGED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OR TO PERSONS OUTSIDE OF THE US PURSUANT TO REGULATION S UNDER SAID ACT. IN ADDITION, THIS NOTE IS ALSO SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE TRANSACTION AGREEMENTS.

THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO TREAS. REG. SECTION 1.1275-3: THIS DEBT INSTRUMENT IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE TREASURER OF THE ISSUER, AS A REPRESENTATIVE OF THE ISSUER, WILL MAKE AVAILABLE ON REQUEST TO HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD. THE ADDRESS OF THE TREASURER OF THE ISSUER IS UBER TECHNOLOGIES, INC., 1455 MARKET STREET, 4TH FLOOR, SAN FRANCISCO, CALIFORNIA, 94103, ATTENTION: TREASURER AND GENERAL COUNSEL.

FORM OF UNSECURED PIK CONVERTIBLE NOTE

Original Principal Amount: US$[ ]	Issuance Date: [ ]

FOR VALUE RECEIVED, Uber Technologies, Inc., a Delaware corporation (the “Issuer”), hereby promises to pay [                    ] or its registered assigns (the “Holder”) the amount set out above as the Original Principal Amount, as such amount may be (i) increased pursuant to the payment of any PIK Interest (as defined below), or (ii) reduced pursuant to any conversion effected in accordance with the terms hereof or otherwise (the balance of such amount from time to time being the “Outstanding Principal Balance”) when due, whether upon the Maturity Date, acceleration, or otherwise (in each case in accordance with the terms hereof). The Issuer further promises to pay Interest on the Outstanding Principal Balance from time to time, in the manner and at the interest rates specified in Section 2 hereof. This Unsecured PIK Convertible Note (including all Unsecured PIK Convertible Notes issued in exchange, transfer or replacement hereof) (the “Note” and, together with all other Unsecured PIK Convertible Notes issued pursuant to the Purchase Agreement (as defined herein), collectively, the “Notes”), is issued pursuant to the Purchase Agreement on the Issuance Date. Certain capitalized terms used herein are defined in Section 24. Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

1.    PAYMENTS OF PRINCIPAL.

(a)    The entire Outstanding Principal Balance of this Note (together with any accrued and unpaid Interest thereon) shall be due and payable on the Maturity Date; provided, that the Issuer’s obligation to pay the aforesaid amounts are subject to Section 5 hereof.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(b)    The “Initial Maturity Date” shall be January 16, 2021.

(c)    Except as specifically permitted in Sections 3(b)(ii), 3(b)(iii) and 5(e) of this Note, the Issuer may not voluntarily prepay or redeem the Note.

2.    INTEREST; INTEREST RATE.

(a)    During the term of this Note, Interest shall accrue on the Outstanding Principal Balance of this Note at the interest rates set forth in the table below, commencing on the Issuance Date, payable semi-annually in arrears on each January 16 and July 16, commencing July 16, 2015 (each, an “Interest Payment Due Date”). Interest shall be payable in cash (“Cash Interest”) or by increasing the principal amount of this Note (with such increased amount accruing Interest as well) (“PIK Interest”), as selected by the applicable Determining Party specified in the table below by written notice to the Holders (if the Determining Party is the Issuer) or to the Issuer (if the Determining party is the Requisite Holders). On or prior to each applicable Interest Election Due Date (as set forth in the table below), the Determining Party shall make a PIK Interest election (“PIK Election”) or Cash Interest election (“Cash Election”); provided that the PIK Election or Cash Election for the period beginning on the Issuance Date and ending on the fourth anniversary of the Issuance Date may only be made one time on or prior to the Issuance Date. Any PIK Election or Cash Election by the Requisite Holders prior to the fourth anniversary of the Issuance Date shall be irrevocable and shall apply to each Interest Payment Due Date occurring during the period from the Issuance Date to but excluding the fourth anniversary of the Issuance Date. If no PIK Election or Cash Election is made by the applicable Determining Party on or prior to the applicable Interest Election Due Date, Interest shall be payable by PIK Interest on (i) in the event the Determining Party is the Issuer, the next succeeding Interest Payment Due Date following such Interest Election Due Date, or (ii) in the event the Determining Party is the Requisite Holders, each Interest Payment Due Date during the period from the Issuance Date to but excluding the fourth anniversary of the Issuance Date.

Table of Applicable Interest Rates

Period	Annual Interest Rate	Determining Party	Interest Election Due Date

Issuance Date to (but excluding) fourth anniversary of the Issuance Date (other than in the case of a Nine Year Extension)	2.5%	Requisite Holders	Issuance Date

Issuance Date to (but excluding) fourth anniversary of the Issuance Date (in the case of a Nine Year Extension)	2.5%	Not Applicable	Not Applicable

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

Period	Annual Interest Rate	Determining Party	Interest Election Due Date

Fourth anniversary of the Issuance Date to (but excluding) sixth anniversary of the Issuance Date (other than in the case of a Nine Year Extension)	12.5%	Issuer	No later than the 15th Business Day prior to next succeeding Interest Payment Due Date

Sixth anniversary of the Issuance Date until the occurrence of the earlier of: A) MAC Maturity Extension; or B) A Nine Year Extension; or C) A QIPO Maturity Extension; or D) A Seven Year Extension	0%	Not Applicable	Not Applicable

During a MAC Maturity Extension; or during a QIPO Maturity Extension	12.5%	Issuer	No later than the 15th Business Day prior to next succeeding Interest Payment Due Date

For any portion of Nine Year Extension occurring after fourth anniversary of the Issuance Date or during a Seven Year Extension	3.5%	Not Applicable	Not Applicable

(b)    On each Interest Payment Due Date, (i) if Interest is payable in PIK Interest, the Issuer shall make a record on its books of the additional increase in the principal amount of this Note due to the accrual of PIK Interest; or (ii) if Interest is payable in cash, the Issuer shall pay in immediately available funds the amount of the Cash Interest to the Holder entitled to such payment of Cash Interest.

(c)    Interest hereunder will be paid to the Holder or its assignee in whose name this Note is registered on the records of the Issuer regarding registration and transfers of Notes. All Interest will be computed on the basis of a 360-day year of twelve (12) 30-day months.

3.    CERTAIN EVENTS.

(a)    Maturity Date Conversion Right. On any Maturity Date, the Requisite Holders by notice to the Issuer in accordance with Section 5(a) and Section 6(a), subject to the proviso at the end of this sentence, shall have the option to convert the Notes into an amount of shares of Series D Preferred Stock equal to the Series D Conversion Amount; provided however, that if there is an Equity Round subsequent to the Series D Preferred Stock, the Notes shall be convertible on any Maturity Date as described in Section 5(c) below and any such notice shall be deemed to be a Conversion Election.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(b)    IPO.

(i)    IPO Notice. No later than the earlier of (a) the fifth Business Day after the IPO Filing Date, and (b) the 20th day prior to the anticipated commencement of a bona fide roadshow for an IPO, the Issuer shall provide the Requisite Holders with a written notice of such IPO Filing Date (the “IPO Notice”). The IPO Notice shall include the expected material terms (including the then-expected range of the price per share) and a bona fide estimate of the anticipated size of the IPO (it being understood that the actual terms and size of the IPO may differ from such expected material terms and bona fide estimate), an indication as to whether or not the Issuer expects such IPO to be a Qualified IPO, and date by which the Holder must make any election to convert the Notes pursuant to this Section 3(b) (the “IPO Election Deadline Date”), which shall be no earlier than ten (10) days in advance of the anticipated commencement of a bona fide roadshow for such IPO. The date of the anticipated commencement of the roadshow will be determined in good faith by the Issuer. The Requisite Holders will be required to make any applicable election (an “IPO Conversion Election”) to convert the Notes in writing by notice to the Issuer no later than the IPO Election Deadline Date; provided that any conversion election may be conditional on an IPO constituting a Qualified IPO or a Non-Qualified IPO, as stated by the Requisite Holders in such election. Any such election to convert the Notes in connection with an IPO shall be irrevocable once delivered to the Issuer.

(ii)    Qualified IPO. In the event of a Qualified IPO, but subject to the closing of such Qualified IPO, if the Requisite Holders timely deliver an IPO Conversion Election as set forth in Section 3(b)(i), the outstanding Note Obligations Amount shall convert in full on the closing date of such Qualified IPO into a number of IPO Securities equal to (x) the outstanding Note Obligations Amount on such closing date, divided by (y) the applicable IPO Conversion Price.

If, at any time prior to, but excluding, the fourth anniversary of the Issuance Date, the Requisite Holders do not timely deliver an IPO Conversion Election as set forth in Section 3(b)(i) in connection with a Qualified IPO, at the option of the Issuer in its sole discretion, either (A) the Issuer will prepay the Note Obligations Amount in cash within thirty (30) days of the closing date of the Qualified IPO (upon which prepayment the Notes will cease to be outstanding), or (B) (w) the Maturity Date will be extended to the date nine years from the closing date of the Qualified IPO (the “Nine Year Extension Maturity Date”), (x) the interest rate shall be 2.50% per annum in the form of PIK Interest until the fourth anniversary of the Issuance Date and 3.50% per annum in the form of PIK Interest thereafter (if the Note remains unpaid), (y) the Issuer shall have the right to prepay this Note at any time without penalty, premium or prior notice, and (z) this Note will not be subject to any of the redemption, conversion or extension rights set forth in Sections 3, 4, 5 and 6 herein (which Sections shall be deemed to have been removed from this Note) (the changes described in clauses (w), (x), (y) and (z) being collectively referred to as the “Nine Year Extension”). The Issuer shall provide written notice of its election pursuant to the preceding sentence no later than the closing date of the Qualified IPO, provided that if the Issuer provides no such notice, the Nine Year Extension shall apply.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

If, at any time from and after the fourth anniversary of the Issuance Date, the Requisite Holders do not timely deliver an IPO Conversion Election as set forth in Section 3(b)(i) in connection with a Qualified IPO, the Requisite Holders shall be deemed to have made a Preferred Par Redemption Election and the Issuer, in its sole discretion, shall be entitled to elect any of the Preferred Par Redemption Options in accordance with Section 6(c). If the Issuer fails to select a Preferred Par Redemption Option in accordance with Section 6(c), the Note Obligations Amount shall convert into a number of shares of the Senior Non-Convertible Preferred Stock with an aggregate liquidation preference equal to the then outstanding Note Obligations Amount.

(iii)    Non-Qualified IPO. In the event of a Non-Qualified IPO, but subject to the closing of such Non-Qualified IPO, if the Requisite Holders timely deliver an IPO Conversion Election as set forth in Section 3(b)(i), the Note Obligations Amount will convert in full on the closing date of such Non-Qualified IPO into a number of IPO Securities equal to (a) the outstanding Note Obligations Amount on such closing date, divided by (b) the applicable IPO Conversion Price. If the Requisite Holders do not timely deliver an IPO Conversion Election as set forth in Section 3(b)(i), the Requisite Holders shall be deemed to have made a Par Redemption Election and the Issuer shall be entitled to elect any of the Par Redemption Options in accordance with Section 6(c), in which case, as elected by the Issuer in its sole discretion, either, notwithstanding the definition of Par Redemption Option:

A)	the Issuer will prepay the Note Obligations Amount in cash within thirty (30) days of the closing date of the Non-Qualified IPO (upon which prepayment the Notes will cease to be outstanding);

B)

the Note Obligations Amount will convert in full into (1) if the Capital Stock issued in the Lowest Fundraising Round was not converted into IPO Securities in connection with such Non-Qualified IPO, such number of Lowest Fundraising Round Equivalent Securities equal to the Lowest Fundraising Round Equivalent Securities Conversion Amount, or (2) if the Capital Stock issued in the Lowest Fundraising Round was converted into IPO Securities in connection with such Non-Qualified IPO, such number of IPO Securities equal to the number of IPO Securities into which the number of Lowest Fundraising Round Equivalent Securities equal to Lowest Fundraising Round Equivalent Securities Conversion Amount would have been converted had such Capital Stock been outstanding immediately prior to the Non-Qualified IPO, or

C)

the Issuer will prepay 50% of the Note Obligations Amount in cash within thirty (30) days of the closing date of the Non-Qualified IPO and 50% of the Note Obligations Amount will be converted in accordance with sub-clause (1) or (2) of clause (B) above, provided that any conversion or prepayment pursuant to clause (A), (B) or (C) above shall be effected in accordance with the applicable procedures of Section 6(c).

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(c)    Merger. The Issuer shall deliver to the Requisite Holders a Non-Change of Control Merger Event Notice no less than thirty (30) days prior to the anticipated effective date of any Non-Change of Control Merger Event; provided that if the Issuer does not have thirty (30) days prior knowledge of a Non-Change of Control Merger Event, it shall provide notice as soon as practicable after obtaining knowledge thereof (but in no event later than the tenth (10th) Business Day prior to the anticipated effective date). The Requisite Holders shall be required to make any applicable election (a “Non-Change of Control Merger Conversion Election”) to convert the Notes in writing as set forth in clause (i) below, by notice to the Issuer no later than the Non-Change of Control Merger Event Deadline Date (as defined in the definition of “Non- Change of Control Merger Event Notice”). In the event of a Non-Change of Control Merger Event, subject to the closing of such Non-Change of Control Merger Event:

(i)    If, in connection with such Non-Change of Control Merger Event, the common stock of the Issuer is converted into, or exchanged for, in whole or in part, Common Equity of a Public Issuer, then, if the Requisite Holders deliver a Non-Change of Control Merger Conversion Election by the Non-Change of Control Merger Event Deadline Date, the Note Obligations Amount will convert in full on the closing date of such Non-Change of Control Merger Event (or on the twentieth (20th) Trading Day immediately following such closing date in the event clause (ii) of the definition of Non-Change of Control Merger Conversion Price applies) into a number of Successor Issuer Publicly Traded Shares (and/or cash as determined in the next sentence) equal to the applicable Non-Change of Control Merger Conversion Amount. In a Non-Change of Control Merger Event in which common stock of the Issuer is converted into part Successor Issuer Publicly Traded Shares and part cash, the Non-Change of Control Conversion Amount shall be paid in part cash and part Successor Issuer Publicly Traded Shares, with the percentage of cash of the Non-Change of Control Conversion Amount being determined on a proportionate basis (ignoring for this purpose any other type of property receivable in connection therewith) determined by comparing the aggregate cash received by holders of common stock of the Issuer to the aggregate value of Successor Issuer Publicly Traded Shares received by holders of common stock of the Issuer, based on the average VWAP for such Successor Issuer Publicly Traded Equity Shares for each Trading Day during the five (5) Trading Day period ending the day before the Change of Control Effective Date. The remainder of the Non-Change of Control Conversion Amount will be paid in Successor Issuer Traded Shares in accordance with the definition of Non-Change of Control Conversion Amount. In the event information regarding such proposed Non-Change of Control Merger Event has not been widely-disseminated for at least twenty (20) Business Days prior to the effective date of such Non-Change of Control Merger Event, clause (i) of the definition of Non-Change of Control Merger Conversion Price will be used to determine the cash amount on the effective date; provided, however, no later than the 23rd Trading Day following the effective date, the Non-Change of Control Merger

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

Conversion Price will be calculated pursuant to clause (ii) of the definition of Non-Change of Control Merger Conversion Price to determine the number of Successor Issuer Publicly Traded Shares necessary to satisfy the stock portion of the consideration, such that any changes in the VWAP following the effective date of such Non-Change of Control Merger Event will be reflected only in the stock portion of the consideration. If the Requisite Holders do not timely deliver a Non-Change of Control Merger Conversion Election:

(A)

if the Successor Issuer is a Qualified Successor Issuer, at the option of the Issuer (in its sole discretion), either (I) the Issuer will prepay the Note Obligations Amount in cash on the closing date of such Non- Change of Control Merger Event (upon which prepayment the Notes will cease to be outstanding), or (II) the Note shall automatically convert into a note with terms of the Nine Year Extension. The Issuer shall provide written notice of its election pursuant to the preceding sentence no later than the closing date of such Non-Change of Control Merger Event, provided that if the Issuer provides no such notice, the Nine Year Extension shall apply, or

(B)

if the Successor Issuer is not a Qualified Successor Issuer, the Requisite Holders shall be deemed to have made a Par Redemption Election and the Issuer shall be entitled to elect any of the Par Redemption Options (which will be effected in accordance with Section 6(c)); or

(ii)    If, in connection with such Non-Change of Control Merger Event, the Common Stock is converted in whole or in part into, or exchanged for, the Common Equity of a Private Issuer (other than the Issuer), then (1) the Issuer shall ensure that the conversion obligations under the Note will be assumed by such Successor Issuer, (2) the term “Common Stock” as used herein shall, from the Non-Change of Control Merger Event Closing Date, mean the Common Equity into which the Common Stock is so converted or exchanged; and (3) from and after such Non-Change of Control Merger Event, the term “Issuer” when used in the terms “Equity Round”, “Last Qualified Round”, “Last Qualified Round Equivalent Securities”, “Lowest Fundraising Round”, “Lowest Fundraising Round”, “Lowest Fundraising Round Equivalent Securities” and “Minimum Qualified Fundraising” shall refer to the Successor Issuer with respect to any Equity Rounds of the Successor Issuer occurring after such Non-Change of Control Merger Event; provided that prior to the occurrence of any subsequent Lowest Fundraising Round or Last Qualified Round of the Successor Issuer, the terms of “Lowest Fundraising Round Equivalent Securities” and “Last Qualified Round Equivalent Securities” shall be deemed to refer to the kind and amount of shares of Capital Stock, other securities or other property or assets that a holder of a share of Lowest Fundraising Round Equivalent Securities or Last Qualified Round Equivalent Securities received in such Non-Change of Control Merger Event; provided, further, that notwithstanding the foregoing, the terms of conversion of the Notes shall be adjusted as may be necessary to preserve the

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

economic and financial value of the Notes to the Issuer and the Holders. In such event, the Non-Change of Control Merger Event Notice delivered in connection with such Non-Change of Control Merger Event shall describe such adjustments as may be proposed by the Issuer, which adjustments (and no others) shall be effected unless the Requisite Holders dispute such proposed adjustments by written notice delivered to the Issuer not less than ten (10) days prior to the effective date of such Non-Change of Control Merger Event, in which case such dispute shall be resolved as set forth in Section 18.

(d)    Subsidiary IPO.

(i)    The Issuer shall not, and shall ensure that none of its Subsidiaries shall, conduct a Subsidiary IPO if the Subsidiary whose securities are offered in connection with such Subsidiary IPO owns, directly or directly, all or substantially all of the Issuer’s assets or properties (determined on a consolidated basis); provided, however, that such Subsidiary IPO may be conducted upon the written consent of the Requisite Holders (not to be unreasonably withheld, conditioned or delayed).

(ii)    If the Issuer shall, within three months of any Subsidiary IPO, use the proceeds from such Subsidiary IPO to effect, or enter into any binding arrangement to use such proceeds to effect a redemption of, or any tender or repurchase offer for, any class or series of Preferred Stock (other than redemptions of, or tender or repurchase offers for, Capital Stock not exceeding in the aggregate 1% of the outstanding Capital Stock of the Issuer, and repurchase offers that are not made to all or substantially all holders of particular class or series of Preferred Stock), then the Issuer shall, within fifteen (15) days of such redemption or the consummation of such tender or repurchase offer, provide written notice to the Holders stating (a) the percentage of the total outstanding shares of Preferred Stock of the Issuer redeemed or repurchased with the proceeds from such Subsidiary IPO, calculated on an as-converted to common stock basis (the “Redemption Percentage”), and the per share (calculated on as-converted to common stock basis) redemption or repurchase price paid in such redemption or repurchase of Preferred Stock (the “Redemption Price”), and (b) the date by which the Holder must make a Post-Subsidiary IPO Redemption Election (as defined below) pursuant to this Section 3(d) (the “Post-Subsidiary IPO Redemption Election Deadline Date”), which shall be a date not less than ten (10) Business Days immediately following such written notice. The Requisite Holders shall have the right to elect (a “Post-Subsidiary IPO Redemption Election”), by written notice to the Issuer no later than the Post-Subsidiary IPO Redemption Election Deadline Date, to require the Issuer to repurchase a portion of the Note Obligations Amount equal to the Redemption Percentage (the “Redemption Amount”) thereof at a purchase price equal to the product of (x) the Redemption Price, multiplied by (y) the number of shares of common stock that would have been issuable upon conversion of the number of Last Qualified Round Equivalent Securities equal to the Last Qualified Round Equivalent Securities Conversion Amount applicable to a conversion of the Redemption Amount. Any repurchases pursuant to this Section 3(d) shall be effected in accordance with, and subject to Section 6(b), within five (5) Business Days of the Post-Subsidiary IPO Redemption Election Deadline Date.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(e)    Non-IPO Liquidity Event.

(i)    No later than the third (3rd) Business Day after the first public filing date of any registration statement for any class or series of the Issuer’s Common Equity (other than in connection with an IPO or a Non-Change of Control Merger Event) in connection with which the Issuer expects to register such Common Equity under Section 12(b) of the Exchange Act, the Issuer shall provide the Holder with a written notice of such filing date (the “Non-IPO Liquidity Event Notice”). The Non-IPO Liquidity Event Notice shall specify the Principal Market or other recognized securities exchange (a “Market”) on which such Common Equity is expected to be listed or admitted for trading, and the anticipated commencement of trading in such Common Equity on such Market (the “First Trading Day”). The date of the anticipated First Trading Day will be determined in good faith by the Issuer.

(ii)    Upon the occurrence of a Non-IPO Liquidity Event, at the option of the Requisite Holders, which shall be exercised by written notice to the Issuer no later than the anticipated First Trading Day (such written notice, a “Non-IPO Liquidity Event Conversion Notice”), the outstanding Note Obligations Amount will convert in full on the date that is twenty three (23) Trading Days after the First Trading Day into a number of the applicable class or series of Common Equity equal to (i) the Note Obligations Amount on such conversion date, divided by (ii) the product of (a) the average of the VWAP of such class or series of Common Equity during each Trading Day during the twenty (20) Trading Day period beginning on the First Trading Day (such average, the “Non-IPO Liquidity Event Conversion Price”), multiplied by (b) one minus the then applicable Discount Rate.

(iii)    As of the date immediately following the First Trading Date, this Note shall not be subject to any of the redemption, conversion or extension rights set forth in Sections 3, 4, 5 and 6 herein (which Sections shall be deemed removed from this Note, except if such First Trading Date shall occur after the Initial Maturity Date, this Note shall have a Maturity Date of the next Applicable Maturity Date) if (A) upon the occurrence of a Non-IPO Liquidity Event, the Preferred Stock of the Issuer converts in its entirety to common stock and (B) the Requisite Holders have not timely delivered a Non-IPO Liquidity Event Conversion Notice to the Issuer on or prior to the First Trading Date.

4.    CHANGE OF CONTROL.

(a)    The Issuer shall deliver to the Requisite Holders a Change of Control Notice no less than thirty (30) days prior to any anticipated Change of Control Effective Date. The Requisite Holders will be required to make any applicable election (a “Change of Control

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

Election”) with respect to the Notes in writing by notice to the Issuer no later than the tenth (10th) day after delivery of the applicable Change of Control Notice (the “Change of Control Election Deadline”). Following delivery of such Change of Control Notice, the Issuer shall provide the Requisite Holders with such information regarding the terms of such Change of Control as they may reasonably request, subject to any restrictions on the Issuer pursuant to any applicable confidentiality agreement. Any such election to convert the Notes in connection with a Change of Control shall be irrevocable once delivered to the Issuer.

(b)    If, in connection with such Change of Control, the common stock of the Issuer is converted into, or exchanged for, in whole or in part, Common Equity of a Public Issuer, subject to the closing of such Change of Control,

(i)    if the Requisite Holders timely deliver a Change of Control Election as set forth in Section 4(a), the Note Obligations Amount shall automatically convert on the Change of Control Effective Date (or on the twentieth (20th) Trading Day immediately following the Change of Control Effective Date in the event clause (B) of the definition of Change of Control Public Issuer Conversion Price applies) into an amount of shares of Qualified Issuer Publicly Traded Shares of such Public Issuer (and/or cash as determined in (iii) below) equal to the Change of Control Public Issuer Conversion Amount, or

(ii)    if the Requisite Holders do not deliver timely a Change of Control Notice as provided in Section 4(a) in connection with a Change of Control, at the option of the Issuer (in its sole discretion), either (A) the Issuer will prepay the Note Obligations Amount in cash on the Change of Control Effective Date (upon which prepayment the Notes will cease to be outstanding), or (B) the Note shall automatically convert into a note with terms of the Nine Year Extension. The Issuer shall provide written notice of its election pursuant to the preceding sentence no later than the closing date of such Change of Control, provided that if the Issuer provides no such notice, the Nine Year Extension shall apply.

In the case of clause (i), in a Change of Control transaction in which common stock of the Issuer is converted into part Qualified Issuer Publicly Traded Shares and part cash, the Change of Control Public Issuer Conversion Amount shall be paid in part cash and part Qualified Issuer Publicly Traded Shares, with the percentage of cash of the Change of Control Public Issuer Conversion Amount being determined on a proportionate basis (ignoring for this purpose any other type of property receivable in connection therewith) determined by comparing the aggregate cash received by holders of common stock of the Issuer to the aggregate value of Qualified Issuer Publicly Traded Shares received by holders of common stock of the Issuer, based on the average VWAP for such Qualified Issuer Publicly Traded Equity Shares for each Trading Day during the five (5) Trading Day period ending the day before the Change of Control Effective Date. The remainder of the Change of Control Public Issuer Conversion Amount will be paid in Qualified Issuer Publicly Traded Shares in accordance with the definition of Change of Control Public Issuer Conversion Amount. In the event information

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

regarding such proposed Change of Control has not been widely-disseminated for at least twenty (20) Business Days prior to the Change of Control Effective Date, clause (A) of the definition of Change of Control Public Issuer Conversion Price will be used to determine the cash amount on the Change of Control Effective Date; provided, however, no later than the 23rd Trading Day following the Change of Control Effective Date, the Change of Control Public Issuer Conversion Price will be calculated pursuant to clause (B) of the definition of Change of Control Public Issuer Conversion Price to determine the number of Qualified Issuer Publicly Traded Shares necessary to satisfy the stock portion of the consideration, such that any changes in the VWAP following the Change of Control Effective Date will be reflected only in the stock portion of the consideration.

(c)    If the Successor Issuer with respect to such Change of Control is a not a Public Issuer, or if the common stock of the Issuer is not exchanged for or otherwise converted into Common Equity of another Person in connection with such Change of Control, then subject to the closing of such Change of Control,

(i)    if the Requisite Holders timely deliver a Change of Control Election as set forth in Section 4(a), the Issuer shall prepay the Note Obligations Amount in cash within thirty (30) days following the Change of Control Effective Date (upon which prepayment the Notes will cease to be outstanding), or

(ii)    if the Requisite Holders do not timely deliver a Change of Control Notice as set forth in Section 4(a), the Note Obligations Amount shall automatically convert on the Change of Control Effective Date into an amount of Last Qualified Round Equivalent Securities equal to the Last Qualified Round Equivalent Securities Conversion Amount, and (if the Last Qualified Round Equivalent Securities are converted into or exchanged for other securities, or cash or other property, upon such Change of Control) such Last Qualified Round Equivalent Securities shall immediately convert into the type and amount of securities (of the Issuer or another issuer), cash and other property receivable upon such Change of Control by such Last Qualified Round Equivalent Securities, or into which such Last Qualified Round Equivalent Securities are converted or exchanged upon such Change of Control.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

5.    MATURITY DATE EVENTS.

(a)    The table below sets forth the options the Requisite Holders have with respect to each Maturity Date, and the required notice period to exercise such options. As described below, prior to each Maturity Date, and subject to the requisite notice, the Requisite Holders may select one of the options in the table below, or if no other option is timely selected, the Extended Maturity or Par Redemption Election, depending on the Maturity Date, shall automatically apply.

Maturity Date, January 16,	Holder’s Options	Required Minimum Notices/Due Date

2021	Par Redemption Election	Six Months/June 30, 2020
	Conversion Election	Sixty Days/November 1, 2020
	Extended Maturity	None/January 16, 2021

2022	Par Redemption Election	Six Months/June 30, 2021
	Conversion Election	Sixty Days/November 1, 2021
	Extended Maturity	None/January 16, 2022

2023	Final Prepayment/Extension Election	Six Months/June 30, 2022
	Conversion Election	Six Months/June 30, 2022
	Par Redemption Election	Six Months/June 30, 2022

(b)    If the Requisite Holders select the Par Redemption Election in connection with any Maturity Date, then the Issuer shall select (and comply with) any of the Par Redemption Options on the Applicable Maturity Date.

(c)    If the Requisite Holders select the Conversion Election in connection with any Maturity Date, then this Note will be converted on such Maturity Date into an amount of Last Qualified Round Equivalent Securities equal to the Last Qualified Round Equivalent Securities Conversion Amount.

(d)    If the Requisite Holders select the Extended Maturity with respect to the Initial Maturity Date or the 2022 Maturity Date, then the Maturity Date will be extended to the 2022 Maturity Date or to the 2023 Maturity Date, respectively.

(e)    If the Requisite Holders select the Final Prepayment/Extension Election, then the Issuer shall select (and comply with) one of the Final Prepayment/Extension Election Options.

(f)    If the Issuer has filed (and not withdrawn) a registration statement on Form S-1, and is using good faith efforts to achieve a Qualified IPO, any Applicable Maturity Date or Market MAC Extended Maturity Date may be extended by the Issuer, by way of written notice to the Requisite Holders prior to the Maturity Date, or the Requisite Holders, by way of written notice to the Issuer prior to the Maturity Date, at the then current terms for up to six months (the “QIPO Maturity Extension” and such Maturity Date, the “QIPO Maturity Extension Maturity Date”); provided, that, the interest rate applicable to a QIPO Maturity Extension set forth in Section 2(a) shall apply during such extension period.

(g)    Notwithstanding any of the foregoing Sections 5(a) to 5(e), if an IPO, a Subsidiary IPO, Non-Change of Control Merger Event, Non-IPO Liquidity Event or Change of Control occurs during the six months prior to any Maturity Date, then the Holders shall retain the rights in Sections 3 and 4 of this Note with respect to such IPO, Change of Control, Subsidiary IPO, Non-Change of Control Merger Event or Non-IPO Liquidity Event, as applicable.

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Pursuant to 17 C.F.R. Section 200.83

(h)    Notwithstanding the foregoing, if at (or within thirty (30) days prior to) any Applicable Maturity Date or QIPO Maturity Extension Maturity Date, there exists a Material Financial Market Disruption, then (x) the Issuer shall have a one-time option (the “MAC Maturity Extension”) to extend the next Maturity Date for up to one (1) year (such extended Applicable Maturity Date, the “Market MAC Extended Maturity Date”), which option may be elected by written notice to the Holders on or prior to the Applicable Maturity Date, provided that during the period of such MAC Maturity Extension, Interest shall accrue on the Outstanding Principal Balance of this Note at an interest rate of 12.50% per annum commencing on such Applicable Maturity Date, pursuant to the payment and accrual terms set forth in Section 2 (with such Interest payable either as PIK Interest or Cash Interest at the option of the Issuer), and/or (y) the Requisite Holders shall have a one-time option to withdraw any prior elections pursuant to subsections (a) through (e) of this Section 5 until the next applicable notice date prior to the next Maturity Date; provided, however, that, for the avoidance of doubt, during the term of this Note, the Issuer may elect to pursue the actions related to clause (x) above one time and the Requisite Holders may elect to pursue the actions related to clause (y) above one time, regardless of the number of occurrences of a Material Financial Market Disruption. A MAC Maturity Extension shall not operate to extend any subsequent Maturity Dates (i.e., if the 2021 Maturity Date is so extended, the 2022 Maturity Date and 2023 Maturity Date will remain the same), provided, however, if a MAC Maturity Extension coincides with the 2023 Maturity Date, the rights of the Holder on the 2023 Maturity Date will be in effect on the Market MAC Extended Maturity Date.

6.    CONVERSION AND PAR REDEMPTION PROCEDURES.

(a)    Conversion Right. Upon any Conversion Event, the portion of the outstanding Note Obligations Amount being converted shall be converted into fully paid and nonassessable shares of the Conversion Security, pursuant to the relevant terms set forth herein applicable to such Conversion Event. If the issuance of the Conversion Security would result in the issuance of a fractional share of the Conversion Security, the Issuer shall pay cash in lieu of such fractional share in an amount equal to the portion of the Note Obligation Amount otherwise represented by such fractional share. The Issuer shall pay any and all U.S. federal and state transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of the Conversion Security upon conversion of any Conversion Amount; provided that the Issuer shall not be required to pay any tax that may be payable in respect of any issuance of the Conversion Security to any Person other than the converting Holder or with respect to any income tax due by the Holder with respect to such Conversion Security or as a result of such conversion and the Issuer shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Issuer the amount of any such transfer, stamp and similar tax or has established, to the satisfaction of the Issuer, that such transfer, stamp and similar tax has been paid or is not payable.

(b)    Mechanics of Conversion.

(i)    To exercise any of their conversion rights under this Note, (A) the Requisite Holders shall transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on or prior to the applicable Conversion Notice Date as set forth in the table below, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the

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“Conversion Notice”) to the Issuer and (B) the Holder shall surrender this Note to a reputable common carrier for delivery to the Issuer (or shall provide an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction) on or prior to the applicable conversion date (“Conversion Date”) as set forth in the table below:

Conversion Event	Conversion Notice Date	Conversion Date	Applicable Section of the Note

IPO	IPO Election Deadline Date	Closing date of the IPO	Section 3(b)

Non-IPO Liquidity Event	Anticipated First Trading Day	23rd Trading Day after Non-IPO Liquidity Event	Section 3(e)

Non-Change of Control Merger Event	3rd Business Day preceding the anticipated effective date	Closing date of the Non- Change of Control Merger Event or 20th Trading Day following such Closing Date	Section 3(c)

Change of Control	10th Business Day prior to the anticipated Change of Control Effective Date	Change of Control Effective Date or 20th Trading Day following such Change of Control Effective Date	Section 4

Maturity Date	Sixty Days prior to the Applicable Maturity Date	Applicable Maturity Date	Section 5

(ii)    The Person or Persons entitled to receive the shares of the Conversion Security issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of the Conversion Security on the Conversion Date, and from and after such conversion, this Note shall cease to be outstanding for any purpose whatsoever. Upon conversion of this Note, the Issuer shall use commercially reasonable effort to deliver shares of Conversion Securities to such Person or Persons within five (5) Business Days of the applicable Conversion Date.

(iii)    If the Conversion Securities are not available for issuance for any reason at any of the Conversion Dates set forth in this Note, then the period during which conversion may occur shall be extended until ten (10) Business Days after the date on which the Conversion Securities become available.

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Pursuant to 17 C.F.R. Section 200.83

(c)    Mechanics of Par Redemption, Final Payment/Extension Election and other Repayment or Redemptions of the Notes. The following procedures shall apply to Par Redemptions, the Final Prepayment/Extension Election and other payments of the Note Obligations Amount (other than in connection with any acceleration thereof pursuant to Section 8).

(i)    In the event of a Par Redemption, the Issuer shall select a Par Redemption Option and the applicable Par Redemption Date by delivering to the Holder written notice thereof no later than fifteen (15) days after the closing date of the Non-Qualified IPO or fifteen (15) days prior to the Applicable Maturity Date or the closing of the Non-Change of Control Merger Event into a Public Issuer, pursuant to Section 3(c)(i), as applicable.

(ii)    In connection with a Final Prepayment/Extension Election, the Issuer shall deliver notice of whether it intends to select the Seven Year Extension or prepay the Note Obligations Amount (and the applicable prepayment date) no later than fifteen (15) days prior to the 2023 Maturity Date.

(iii)    In the event of a Preferred Par Redemption Election, the Issuer shall select a Preferred Par Redemption Option and the applicable redemption date for such Preferred Par Redemption Option by delivering to the Holder written notice thereof no later than fifteen (15) days after the closing date of the Qualified IPO.

(iv)    In connection with any Par Redemption or any other prepayment of the Note, the Holder shall surrender the Note to a reputable common carrier for delivery to the Issuer (or provide an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction) no later than the Business Day immediately preceding the applicable Par Redemption Date or prepayment date.

(v)    On the Par Redemption Date or other applicable repayment date (or, if later, on the Business Day following receipt by the Issuer of this Note or an indemnification undertaking), the Issuer shall pay any portion of the Outstanding Principal Balance of the Note that is required to be paid in cash on such Par Redemption Date or other prepayment date. The Issuer shall be entitled to condition such payment on its receipt of this Note (or indemnification undertakings in lieu thereof), and from and after payment of the entire Outstanding Principal Balance, this Note shall cease to be outstanding for any purpose whatsoever.

(vi)    In the case of an election of a Par Redemption Option or Preferred Par Redemption Option involving a conversion or partial conversion of the Note, (A) the Person or Persons entitled to receive the shares of the Conversion Security issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of the Conversion Security, and (B) the Issuer shall use commercially reasonable effort to deliver shares of Conversion Securities to such Person or Persons within five (5) Business Days of the applicable Par Redemption Date or applicable redemption date for any Preferred Par Redemption Option.

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Pursuant to 17 C.F.R. Section 200.83

(vii)    If the Outstanding Principal Balance of this Note (together with any accrued, unpaid and non-capitalized Interest) is greater than the portion of the Note Obligations Amount being repaid, repurchased or converted, then the Issuer shall as soon as practicable and in no event later than five (5) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 14) representing the Outstanding Principal Balance of this Note not repaid, repurchased or converted. In the event of a partial repayment of this Note pursuant hereto, the portion of the Note Obligations Amount repaid, repurchased or converted shall be deducted first from the aggregate amount of the Outstanding Principal Balance of this Note and thereafter from an accrued, unpaid and non-capitalized Interest for the purposes of determining the Outstanding Principal Balance not repaid, repurchased or converted, any accrued, unpaid and non-capitalized Interest thereon, and calculating future Interest payments due on this Note pursuant to Section 2 following such partial repayment, repurchase or conversion.

7.    DEFAULT. This Note shall be subject to the Event of Default provisions set forth in Section 6.3 of the Purchase Agreement.

8.    REMEDIES. On the occurrence of an Event of Default that has not been timely cured as provided in the Purchase Agreement:

(a)    Acceleration of Note. The Requisite Holders may, at such Requisite Holders’ option, declare all sums due to the Holders of the Notes pursuant to the Notes to be immediately due and payable, whereupon the same will become forthwith due and payable and the Requisite Holders will be entitled to proceed to selectively and successively enforce the Holder’s rights under the Purchase Agreement or any other instruments delivered to the Holder in connection with the Purchase Agreement (including any Notes); provided, however, that upon the occurrence of any Event of Default of the type specified in Section 6.3(d)(iii) or (iv) of the Purchase Agreement shall cause the aggregate Outstanding Principal Balance then outstanding (together with any other Note Obligations Amounts accrued or payable) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Issuer.

(b)    Waiver of Default. The Holders shall, upon execution of an instrument or instruments in writing signed by Requisite Holders, waive (and shall be deemed to have waived) any Default which has occurred together with any of the consequences of such Default and, in such event, the Holders and the Issuer will be restored to their respective former positions, rights and obligations hereunder. Any Default so waived will, for all purposes of this Agreement with respect to the Holder, be deemed to have been cured and not to be continuing, but no such waiver will extend to any subsequent or other Default or impair any consequence of such subsequent or other Default.

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Pursuant to 17 C.F.R. Section 200.83

(c)    Cumulative Remedies. No failure on the part of the Holder to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Holder of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not alternative.

9.    RESERVED.

10.    RESERVATION OF AUTHORIZED SHARES. So long as any of the Notes are outstanding, the Issuer shall, on or prior to the date of conversion of any Notes, take all action necessary, including amending the Charter, to reserve the requisite number of shares of its authorized and unissued capital stock (including with respect to the creation of any new Capital Stock of the Issuer subsequent to the Issuance Date), solely for the purpose of effecting the conversion of this Note, such that the number of shares of Conversion Security shall be duly and validly reserved and available for issuance at the time of the conversion of this Note, and upon issuance in accordance with the terms of this Note, the Conversion Securities will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Note, the Purchase Agreement, the Charter, the Bylaws or one or more of the Transaction Agreements, applicable federal and state securities Laws or liens or encumbrances created by or imposed by the Purchasers.

11.    VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by New York law and as expressly provided in this Note.

12.    VOTE TO CHANGE THE TERMS OF NOTES. This Note, and any of the terms and provisions hereof, may be amended from time to time with (and only with) the written consent of the Requisite Holders and the Issuer. The Requisite Holders may waive compliance by the Issuer with any of the terms hereof. Any amendment or waiver to which the Requisite Holders have consented in writing shall be binding upon all Holders.

13.    TRANSFER AND RELATED PROVISIONS.

(a)    Except as provided in Section 7.3 of the Purchase Agreement, this Note may not be offered, sold, assigned or transferred by the Holder without the prior written consent of the Issuer. Any offer, sale, assignment or other transfer of this Note is also subject to the restrictive legends on this Note.

(b)    The Issuer shall maintain and keep updated a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the Outstanding Principal Balance of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Issuer and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a satisfactory request to assign or sell all or part of any Registered Note by a Holder and the physical surrender of this Note to the Issuer, the Issuer shall record the information

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contained therein in the Register and issue one or more new Registered Notes, the aggregate Outstanding Principal Balance of which is the same as the entire Outstanding Principal Balance of the surrendered Registered Note, to the designated assignee or transferee pursuant to Section 14.

14.    REISSUANCE OF THIS NOTE.

(a)    Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Issuer, whereupon the Issuer will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 14(d)), registered as the Holder may request, representing the Outstanding Principal Balance of the Note being transferred by the Holder and, if less than the entire Outstanding Principal Balance of the Note held by the Holder is being transferred, a new Note (in accordance with Section 14(d)) to the Holder representing the Outstanding Principal Balance of the Note not being transferred. The Holder and any transferee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 14(d) following conversion or redemption of any portion of this Note, the Outstanding Principal Balance represented by this Note may be less than the Outstanding Principal Balance stated on the face of this Note.

(b)    Lost, Stolen or Mutilated Note. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Issuer in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Issuer shall execute and deliver to the Holder a new Note (in accordance with Section 14(d)) representing the Outstanding Principal Balance.

(c)    Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Issuer, for a new Note or Notes (in accordance with Section 14(d)) representing in the aggregate the Outstanding Principal Balance of this Note, and each such new Note will represent such portion of such Outstanding Principal Balance as is designated by the Holder at the time of such surrender.

(d)    Issuance of New Notes. Whenever the Issuer is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the remaining Outstanding Principal Balance (or in the case of a new Note being issued pursuant to Section 14(a) or Section 14(c), the Outstanding Principal Balance designated by the Holder which, when added to the aggregate Outstanding Principal Balance represented by the other new Notes issued in connection with such issuance, does not exceed the remaining Outstanding Principal Balance under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, (v) shall represent accrued and unpaid Interest on the Outstanding Principal Balance of this Note, if any, from the Issuance Date; and (vi) shall be timely prepared and issued by the Issuer, but in no event shall the Issuer issue such new Note more than five (5) Business Days after surrender of this Note or the receipt of the evidence reasonably satisfactory to the Issuer pursuant to Section 14(b), as the case may be.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

15.    REMEDIES. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise, including injunctive relief or specific performance. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

16.    CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Issuer and all the Holders and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

17.    FAILURE OR INDULGENCE NOT WAIVER. The Holder shall not by any act or omission be deemed to waive any of its rights or remedies under this Note or the Purchase Agreement unless such waiver shall be in writing and signed by the Holder, and then only to the extent specifically set forth therein.

18.    DISPUTE RESOLUTION. In the case of the Requisite Holders dispute the Issuer’s the determination of the VWAP, any adjustment to the terms of conversion of the Note effected by the Issuer pursuant to Section 3(c)(ii) or any arithmetic calculations by the Issuer under this Note, the Requisite Holders shall submit to the Issuer their determination or calculations thereof. If the Requisite Holders and the Issuer are unable to agree upon such determination, adjustment or calculation within five (5) Business Days of the submission by the Requisite Holders, then the Issuer shall, within five (5) Business Days thereafter submit (a) the disputed determination of the VWAP, the disputed adjustment to the terms of conversion of the Note effected pursuant to Section 3(c)(ii) hereof, as the case may be, to an independent, reputable investment bank (which is ranked in the top twenty (20) investment banks nationally, by revenue) selected by the Issuer and approved by the Requisite Holders, or (b) the disputed arithmetic calculation of the Conversion Rate to the Issuer’s independent, outside accountant, or if such accountant is unwilling, an accountant reasonably satisfactory to the parties (which is ranked in the top twenty (20) accounting firms nationally, by revenue). The Issuer shall cause such investment bank or accountant, as the case may be, to perform the determination, adjustment or calculation, as the case may be, and notify the Issuer and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determination, adjustment or calculation, as the case may be. The Issuer shall pay the costs and expense of such investment bank or accountant, as applicable, unless determination, adjustment or calculation of such investment bank or accountant is mathematically closer to the Issuer’s determination, adjustment or calculation than the determination, adjustment or calculation submitted by the Requisite Holders, in which case, the costs and expenses of such investment bank or accountant shall be paid by the Requisite Holders. Such investment bank’s or accountant’s determination, adjustment or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The procedures required by this Section 18 are collectively referred to as the “Dispute Resolution Procedures”.

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Pursuant to 17 C.F.R. Section 200.83

19.    NOTICES AND PAYMENTS.

(a)    Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 7.5 of the Purchase Agreement.

(b)    Payments. Whenever any payment of cash is to be made by the Issuer to any Person pursuant to this Note, such payment shall be made in cash via wire transfer of immediately available funds by providing the Issuer with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Payment Due Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. All payments to be made by the Issuer under this Note to any United States person as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”) (who has provided an Internal Revenue Service Form W-9), shall be paid free and clear of and without any deduction or withholding for or on account of, any and all taxes. All payments to be made by the Issuer under this Note to any person other than a United States person (a “non- United States person”) shall be paid free and clear of and without any deduction or withholding for or on account of, any and all taxes, unless such deduction or withholding is required by law, in which case Issuer shall withhold such taxes and such withheld amounts shall be treated as paid to the Holder to extent they are remitted to the appropriate taxing authority. In the event that a taxing authority retroactively determines that a payment made by Issuer under this Note to a non-United States person should have been subject to withholding (or to additional withholding) for taxes, and Issuer remits such withholding tax to the taxing authority, Issuer will have the right to offset such amount (including interest and penalties that may be imposed thereon) against future payment obligations of Issuer to such non-United States person under this Note.

20.    WAIVER OF NOTICE. To the extent permitted by law, the Issuer hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement.

21.    GOVERNING LAW, JURISDICTION AND SEVERABILITY. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Issuer hereby submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan in New York City for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the

Confidential Treatment Requested by Uber Technologies, Inc.

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extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Issuer in any other jurisdiction to collect on the Issuer’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.

22.    TAX TREATMENT. The Issuer and the Holder hereby agree that they shall treat this Note as a convertible debt instrument that is not subject to the application of the rules of Treasury Regulation Section 1.1275-4, except as otherwise required by a governing Federal, state or local tax authority. The Issuer and the Holder hereby agree to treat (i) the Note as issued with original issue discount for U.S. federal income tax purposes, and (ii) except as otherwise required by a governing Federal, state or local tax authority, (x) the issue price of the Note as set forth on Schedule I attached hereto and, (y) as determined under Treasury Regulation Section 1.1272-1(c)(2), the yield on the Note as 2.5% per annum and the deemed maturity date of this Note as the date that is the fourth anniversary of the Issuance Date. The Issuer and the Holder agree (i) to file all tax returns in accordance with such treatment, and not to take any position inconsistent with such treatment in any tax return, refund claim, or other tax filing (except as otherwise required by a governing Federal, state or local tax authority following the conclusion of a proceeding described in (ii) below), and (ii) to defend in good faith such treatment, taking into account the tax treatment of the Holder, in the conduct of any audit, litigation or other tax proceeding. If the Note has neither been the subject of a Conversion Event nor repaid in full prior to the date that is fourth anniversary of the Issuance Date, then notwithstanding the foregoing, the yield and deemed maturity date shall be recalculated pursuant to the rules of Treasury Regulation Section 1.1272-1(c), and (i) pursuant to such rules, shall, subject to a change in applicable law after the date hereof, be treated as a fixed rate debt instrument until the Initial Maturity Date, and (ii) thereafter as determined in good faith in consultation between the Issuer and the Requisite Holders, in each case except as otherwise required by a governing Federal, state or local tax authority.

23.    NO FIDUCIARY DUTY. Each of the Holders and their Affiliates may have interests, economic or otherwise, that conflict with those of the other Holders, their equityholders and/or their Affiliates. Notwithstanding the fact that the consent of the Fund is required for the taking of any action hereunder, each Holder agrees that nothing in the Transaction Agreements or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Fund, its equityholders or its Affiliates, on the one hand, and any other Holder, its equityholders or its Affiliates, on the other. Each Holder acknowledges and agrees that (i) none of the Fund, its stockholders or its Affiliates have assumed an advisory or fiduciary responsibility in favor of any other Holder, its equityholders or its Affiliates with respect to the Transactions contemplated hereby or under any of the Transaction Agreements (or the exercise of rights or remedies with respect hereto or thereto) or the process leading thereto (irrespective of whether the Fund, its stockholders or its Affiliates have advised, are currently advising or will advise any other Holder, its stockholders or its Affiliates on other matters) or any other obligation to any other Holder and (ii) the Fund shall have no duty to consult with, provide notice to, seek the approval or consent of, or take into account the interest of any other Holder in connection with any transactions contemplated by the Transaction Agreements or its

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actions or omissions to act or otherwise under the Transaction Agreements. The Fund shall not be liable to any other Holder for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise under the Transaction Agreements. In no event shall the Fund be liable to the other Holder or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising out of its actions or omissions to act.

24.    CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)    “2022 Maturity Date” means January 16, 2022.

(b)    “2023 Maturity Date” means January 16, 2023.

(c)    “Applicable Maturity Date” means any of the Initial Maturity Date, the 2022 Maturity Date or the 2023 Maturity Date, as applicable.

(d)    “Bloomberg” means Bloomberg Financial Markets.

(e)    “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)    “Capital Stock” means, for any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, but excluding any debt securities convertible into such equity at a non-fixed conversion price and excluding any non-convertible preferred stock.

(g)    “Change of Control” means any of the following events or series of related events: (i) the sale, lease, exchange, license or other transfer of all or substantially all of the Issuer’s properties or assets (determined on a consolidated basis) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (ii) the adoption by the stockholders of the Issuer of a plan the consummation of which would result in the liquidation or dissolution of the Issuer; (iii) the transfer, directly or indirectly, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the fully diluted equity interests in the Issuer (but excluding for the purposes of the calculation of the fully diluted equity interests in the Issuer, any shares of the Conversion Security that would be issued on conversion of the Notes); or (iv) any merger, or other similar transaction to which the Issuer is a party as a result of which the shareholders of the Issuer immediately prior to such transaction beneficially own less than 50% of the aggregate voting power of the fully diluted equity interests in the Surviving Person (or, if the common stock of the Issuer is exchanged for or otherwise converted into Common Equity of another Person in such transaction, the Successor Issuer) (but excluding for the purposes of the calculation of the fully diluted equity interests in the Issuer, any shares of the Conversion Security that would be issued on conversion of the then Outstanding Principal Balance of issued Notes and any accrued and unpaid Interest thereon). Notwithstanding the foregoing, (A) a bona fide equity financing transaction in which the Issuer is the surviving corporation and the proceeds of such transaction are not be used to repurchase or

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

redeem Capital Stock of the Issuer shall not be deemed to be a Change of Control, and (B) a transaction pursuant to which the Issuer becomes a wholly-owned Subsidiary of a Person with a majority of its shares owned by Persons who were, immediately prior to the consummation of such transaction, shareholders of the Issuer (the “New Holding Company”) shall not be deemed to be a Change of Control under clause (iii) above, provided that such transaction would be treated as a Non-Change of Control Merger Event under Section 3(c) , and (y) the Issuer shall have engaged in good-faith discussions with the Fund prior to such transaction in order to explore avenues to consummate such transaction in a tax-efficient manner for the Holders and the SPV Investors.

(h)    “Change of Control Effective Date” means the date on which a Change of Control occurs.

(i)    “Change of Control Notice” means a notice from the Issuer to the Holder stating: (i) that a Change of Control is anticipated to occur and that describes the material financial terms of such Change of Control; (ii) if applicable, whether or not the intended Successor Issuer or Surviving Person, as applicable, with respect to such Change of Control is expected to be a Qualified Issuer; and (iii) the anticipated Change of Control Effective Date with respect to such Change of Control.

(j)    “Change of Control Public Issuer Conversion Amount” shall equal (A) the Note Obligations Amount to be converted on the applicable Change of Control Effective Date divided by (B) the product of (x) the Change of Control Public Issuer Conversion Price multiplied by (y) one minus the then applicable Discount Rate.

(k)    “Change of Control Public Issuer Conversion Price” shall equal (A) if information regarding such proposed Change of Control has been widely-disseminated for at least twenty Business Days prior to the Change of Control Effective Date, based on the average of the VWAP for such Qualified Issuer Publicly Traded Shares for each Trading Day during the five (5) Trading Day period ending on the Trading Day immediately preceding the Change of Control Effective Date, and (B) if information regarding such proposed Change of Control has not been widely-disseminated for at least twenty Business Days prior to the Change of Control Effective Date, based on the average of the VWAP for such Qualified Issuer Publicly Traded Shares for each Trading Day during the twenty (20) Trading Day period beginning on the First Trading Day after the Change of Control Effective Date. Information regarding a proposed Change of Control shall be deemed to have been widely-disseminated if such information has been filed on the SEC’s EDGAR system.

(l)    “Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Issuer.

(m)    “Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

(n)    “Conversion Election” at any date, means an election by the Holder to convert the Note into Last Qualified Round Equivalent Securities.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(o)    “Conversion Event” means the conversion of this Note by the Holder upon an IPO in accordance with Section 3(b), a Non-Change of Control Merger Event in accordance with Section 3(c), a Non-IPO Liquidity Event in accordance with Section 3(e), a Change of Control in accordance with Section 4 or a Maturity Date in accordance with Section 5 or the Issuer pursuant to the Par Redemption Options.

(p)    “Conversion Security” means such security issued by the Issuer upon conversion of this Note pursuant to the terms of conversion set forth herein.

(q)    “Determining Party” shall mean the Holder, or the Issuer, as the case may be, with the right to make the Cash Election or the PIK Election as specified on the table in Section 2(a)

(r)    “Discount Rate”, with respect to any conversion of the Notes, shall be based upon the amount of time after the Issuance Date between the conversion of the Note occurs as set forth in the table below:

Amount of time after Issuance Date the conversion of the Note occurs	Discount Rate
Up to 12 months	18%
After 12 months, up to 18 months	22%
After 18 months, up to 24 months	24%
After 24 months, up to 30 months	26%
After 30 months, up to 36 months	27.5%
After 36 months, up to 42 months	29%
After 42 months	30.5%

In addition, in connection with a Non-Qualified IPO the Discount Rate, determined as set forth above, shall be increased by the applicable “Non-Qualified IPO Discount Rate Adjustment” set forth in the table below which corresponds to the applicable Shortfall Rate set forth in the table below. The “Shortfall Rate” is a rate is equal to the quotient of (i) the difference between (a) the Original Principal Amount minus (b) the gross proceeds to the Issuer as a result of the Non- Qualified IPO divided by (ii) the Original Principal Amount based upon the a shortfall of the gross proceeds from the sale of IPO Securities in the Non-Qualified IPO, as compared to the initial aggregate principal amount of the Notes, as set forth in the table below:

Shortfall Rate	Non-Qualified IPO Discount Rate Adjustment
0% or less	0%
Greater than 0%-4.99%	2.5%
5.00%-9.99%	5.0%
10.00%-14.99%	7.5%
15.00% or greater	10.0%

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

provided that if the Non-Qualified IPO results in the listing of the IPO Securities on an exchange that is not a Principal Market, the Non-Qualified IPO Discount Rate Adjustment shall be 10.0%.

In addition, in connection with a Change of Control involving a Successor Issuer that is a Public Issuer, a Non-IPO Liquidity Event or a Non-Change of Control Merger Event, in each case in which the Successor Issuer is not a Qualified Successor Issuer (in the case of a Non-Change of Control Merger Event) or is not a Qualified Issuer (in the case of a Change of Control or Non- IPO Liquidity Event), the Discount Rate, determined as set forth above, shall be increased by an additional 10.0%.

(s)    “Equity Round” means any non-public offering of Capital Stock by the Issuer in a transaction or series of related transactions principally for financing purposes in which cash is received by the Issuer and/or debt of the Issuer is cancelled or converted in exchange for Capital Stock of the Issuer (excluding any conversions of the Notes).

(t)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)    “Extended Maturity” means, as applicable, an election by the Requisite Holders on or prior to January 16, 2021 to extend the Maturity Date to January 16, 2022 or an election by the Requisite Holders on or prior to January 16, 2022 to extend the Maturity to January 16, 2023.

(v)    “External Investors,” with respect to any Last Qualified Round or Lowest Fundraising Round, investors in such Equity Round that, prior to giving effect to the investment by such investors in such financing round, are not executive officers or directors of the Issuer and own less than two percent (2%) of the Issuer’s Capital Stock, as calculated on a fully-diluted basis.

(w)    “Final Prepayment/Extension Election” means that the Issuer shall elect (and comply with) any one of the Final Prepayment/Extension Election Options; provided that for the avoidance of doubt, the Issuer shall exercise its sole discretion as to which of the Final Prepayment/Extension Election Options it elects.

(x)    “Final Prepayment/Extension Election Options” means if the Requisite Holders selects the Final Prepayment/Extension Election, at the option of the Issuer, either (A) the Issuer will prepay the Note Obligations Amount within thirty (30) days of the 2023 Maturity Date, or (B) (w) the 2023 Maturity Date will be extended to seven years from the 2023 Maturity Date (the “Seven Year Extension” and such Maturity Date, the “Seven Year Extension Maturity Date”), (x) the interest rate shall be 3.50% per annum in the form of PIK Interest thereafter, (y) the Issuer shall have the right to prepay the Note at any time, and (z) the Note will not be subject to any of the redemption, conversion or extension rights set forth in Sections 3, 4 and 5.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(y)    “Fund” means DRT Investors Master Fund LP, a Delaware Limited Partnership.

(z)    “Interest” means interest on any Outstanding Principal Balance from time to time, in the manner and at the Interest rates specified in Section 2 hereof.

(aa)    “Interest Election Due Date” means such date specified in the table in Section 2(a).

(bb)    “IPO” means a Qualified IPO or a Non-Qualified IPO, as applicable.

(cc)    “IPO Conversion Price” means, with respect to an IPO, (x) the public offering price per share of the IPO Securities in the IPO multiplied by (y) one minus the applicable Discount Rate

(dd)    “IPO Notice” has the meaning ascribed to such term in Section 3(b)(i).

(ee)    “IPO Security” means, with respect to any IPO, the class of Common Equity offered in connection with such IPO.

(ff)    “IPO Filing Date” means the first public filing of a registration statement with the United States Securities and Exchange Commission in connection with an IPO.

(gg)    “Issuance Date” means the date the Issuer initially issued Notes pursuant    to the terms of the Purchase Agreement.

(hh)    “Last Qualified Round” means at any date, the last to occur of the following Equity Rounds: (x) issuance of the Series D Preferred Stock at a per share price of $62.0522; (y) the issuance of Series E Preferred Stock; and (z) the most recent Minimum Qualified Fundraise.

(ii)    “Last Qualified Round Equivalent Securities” means, at any date, the Capital Stock of the Issuer having the same terms, including without limitation, liquidation preference, conversion price, priorities, governance rights, voting rights and protective provisions as the securities issued in the Last Qualified Round.

(jj)    “Last Qualified Round Equivalent Securities Conversion Amount” means, at any date, that number of Last Qualified Round Equivalent Securities equal to (A) the Note Obligations Amount to be converted on such date divided by (B) a conversion rate based upon (x) the Last Qualified Round per share Purchase Price (adjusted for any dividends paid in stock, stock splits or stock combinations with respect to the Last Qualified Round Equivalent Securities) multiplied by (y) one minus the then applicable Discount Rate.

(kk)    “Lowest Fundraising Round” means at any date, the following Equity Rounds with the lowest conversion price: (x) issuance of the Series D Preferred Stock, (y) if the Series E Preferred Stock has been issued, the issuance of the Series E Preferred Stock, and (z) any Equity Round subsequent to the Issuance Date.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(ll)    “Lowest Fundraising Round Equivalent Securities” means, at any date, the Capital Stock of the Issuer having the same terms, including without limitation, liquidation preference, conversion price, priorities, governance rights, voting rights and protective provisions as the securities issued in the Lowest Fundraising Round.

(mm)    “Lowest Fundraising Round Equivalent Securities Conversion Amount” means, at any date, that number of Lowest Fundraising Round Equivalent Securities equal to (A) the Note Obligations Amount (expressed as whole number) to be converted on such date divided by (B) a conversion rate based upon (x) the Lowest Fundraising Round per share Purchase Price (adjusted for any dividends paid in stock, stock splits or stock combinations with respect to the Lowest Fundraising Round Equivalent Securities) multiplied by (y) one minus the then applicable Discount Rate.

(nn)    “Market” has the meaning ascribed to such term in Section 3(e).

(oo)    “Market Disruption Event” means, with respect to any class or series of Common Equity, (a) a failure by the primary U.S. national or regional securities exchange or market on which such Common Equity is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for such Common Equity for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in such Common Equity.

(pp)    “Material Financial Market Disruption” means, at any time, either (1),    in the prior 12-month period, the S&P 500 Index declined 20% or more in any consecutive 3- month period, or (2) there exists a material disruption in the financial markets such that the Issuer and the Requisite Holders agree that it is unadvisable for the Issuer, after using commercially reasonable efforts, to raise capital in the U.S. public or private debt or equity markets (a “Lost Market Opportunity”) and such Lost Market Opportunity is unrelated to any adverse change in the business, financial condition or prospects of the Issuer.

(qq)    “Maturity Date” means any of the Applicable Maturity Date, the Seven Year Extension Maturity Date, the Nine Year Extension Maturity Date, the Market MAC Extended Maturity Date (to the extent not extended by a QIPO Maturity Extension) or the QIPO Maturity Extension Maturity Date (to the extent not extended by a MAC Maturity Extension), as applicable.

(rr)    “Merger Covenant” means the covenant governing mergers in Section 6.2(a) of the Note Purchase Agreement.

(ss)    “Minimum Qualified Fundraise” means an Equity Round that (i) results in gross proceeds to the Issuer of at least $500 million from the sale of Capital Stock and a majority of such gross proceeds result from sales to External Investors, and (ii) has financial terms substantially similar to, or more protective to the Issuer or existing holders than, the Series E Preferred Stock (or the Series D Preferred Stock, if the Issuer has not issued and sold Series E Preferred Stock). An Equity Round shall not be deemed to fail to have financial terms

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

substantially similar to, or more protective to the Issuer or existing holders than, the Series E Preferred Stock (or the Series D Preferred Stock) by reason of a liquidation preference equal to no more than the original issuance price thereof plus accrued dividends, an initial conversion price equal to the original issuance price thereof (subject to antidilution adjustment), a provision for accrued dividends, or any governance rights (such as rights to appoint or nominate board members or to approve or consent to specified actions or events).

(tt)    “Non-Change of Control Conversion Amount” shall equal (A) the outstanding Note Obligations Amount on the applicable closing date for a Non-Change of Control Merger Event, divided by (B) the product of (x) the Non-Change of Control Merger Conversion Price, multiplied by (y) one minus the then applicable Discount Rate.

(uu)    “Non-Change of Control Merger Conversion Price” means (i) if information regarding such proposed Non-Change of Control Merger Event has been widely- disseminated for at least twenty Business Days prior to the effective date of such Non-Change of Control Merger Event, based on the average of the VWAP for such Successor Issuer Publicly Traded Shares for each Trading Day during the five (5) Trading Day period ending on the Trading Day immediately preceding the effective date of the Non-Change of Control Merger Event, and (ii) if information regarding such proposed Non-Change of Control Merger Event has not been widely-disseminated for at least twenty Business Days Non-Change of Control Merger Event, based on the average of the VWAP for such Successor Issuer Publicly Traded Shares for each Trading Day during the twenty (20) Trading Day period beginning on the First Trading Day after the effective date of the Non-Change of Control Merger Event. Information regarding a proposed Non-Change of Control Merger Event shall be deemed to have been widely- disseminated if such information has been filed on the SEC’s EDGAR system.

(vv)    “Non-Change of Control Merger Event” means a merger or other combination of the Issuer that (x) is not a Change of Control, and (y) results in at least 90% of the outstanding Capital Stock of the Issuer (other than Capital Stock with respect to which dissenters’ rights are duly exercised) being exchanged for or otherwise converted into Common Equity of a Successor Issuer.

(ww)    “Non-Change of Control Merger Event Notice” means a notice from the Issuer to the Holder stating: (i) that the Issuer intends to enter into a Non-Change of Control Merger Event and that (x) describes the material terms of such intended Non-Change of Control Merger Event, and (y) includes a copy of the definitive agreement providing for such Non- Change of Control Merger Event; (ii) if applicable, whether or not the intended Successor Issuer will be a Qualified Successor Issuer; (iii) the anticipated effective date with respect to that Non- Change of Control Merger Event; and (iv) if applicable, the procedures that the Holder must follow and the date by which the Holder must many any election to convert the Notes as provided in Section 3(c) (the “Non-Change of Control Merger Event Deadline Date”), which shall be no earlier than ten (10) Business Days after delivery of the Non-Change of Control Merger Event Notice.

(xx)    “Non-IPO Liquidity Event” means the registration by the Issuer of any class or series of its Common Equity under Section 12(b) of the Exchange Act and the admission for trading or listing of such Common Equity on a Market other than in connection with an IPO or a Non-Change of Control Merger Event.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(yy)    “Non-Qualified IPO” means any underwritten public offering of IPO Securities of the Issuer that does not constitute a Qualified IPO.

(zz)    “Note Obligations Amount” means, as at any time, the then Outstanding Principal Balance together with any accrued, unpaid and non-capitalized Interest (including PIK Interest not already reflected in the Outstanding Principal Balance).

(aaa)    “Notices” means the Change of Control Notice, Non-Change of Control Merger Event Notice, and IPO Notice.

(bbb)    “Par Redemption Date” means the date within thirty (30) days of the Applicable Maturity Date, the closing date of the Non-Change of Control Merger or the closing date of a Non-Qualified IPO selected by the Issuer in accordance with Section 6(c)(i) or 6(c)(ii).

(ccc)    “Par Redemption Election” with respect to any Maturity Date, Non- Change of Control Merger or any Non-Qualified IPO, means an election by the Requisite Holders to request that the Note be prepaid at a purchase price equal to 100% of the Note Obligations Amount. If the Requisite Holders select the Par Redemption Election, then the Issuer shall select (and comply with) any of the Par Redemption Options.

(ddd)    “Par Redemption Options” means, the Issuer, at its sole discretion and election, shall (i) prepay the Note by paying the Note Obligations Amount in cash (upon which such portion of the Note Obligations Amount shall cease to be outstanding), (ii) convert the Note to an amount of Lowest Fundraising Round Equivalent Securities equal to the Lowest Fundraising Round Equivalent Securities Conversion Amount, or (iii) prepay 50% of the Note Obligations Amount in cash (upon which such portion of the Note Obligations Amount shall cease to be outstanding) and convert 50% of the Note Obligations Amount into an amount of Lowest Fundraising Round Equivalent Securities equal to the Lowest Fundraising Round Equivalent Securities Conversion Amount.

(eee)    “Par Redemption Prepayment” means a prepayment of the Note (or portion thereof) for cash pursuant to the election by the Issuer of a Par Redemption Option described in clause (i) or (iii) of the definition thereof.

(fff)    “Person” means an individual or legal entity, including but not limited to a corporation, a limited liability Issuer, a partnership, a joint venture, a trust, an unincorporated organization and a government or any department or agency thereof.

(ggg)    “Preferred Stock” means, with respect to Capital Stock of any Person, Capital Stock of any class of classes (however designated but excluding convertible debt) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

(hhh)    “Preferred Par Redemption Election” with respect to any Qualified IPO on or after the fourth anniversary of the Issuance Date, means an election by the Requisite

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

Holders to request that the Note be prepaid at a purchase price equal to 100% of the Note Obligations Amount. If the Requisite Holders select the Preferred Par Redemption Election, then the Issuer shall select (and comply with) any of the Preferred Par Redemption Options.

(iii)    “Preferred Par Redemption Options” means, either (i) the Issuer,    will prepay the Note Obligations Amount in cash within thirty (30) days of the closing date of the Qualified IPO (upon which prepayment the Notes will cease to be outstanding), or (ii) the Note Obligations Amount will convert into a number of shares of the Senior Non-Convertible Preferred Stock (upon which conversion the Notes will cease to be outstanding) with an aggregate liquidation preference equal to the then outstanding Note Obligations Amount.

(jjj)    “Principal Market” means either the New York Stock Exchange or the Nasdaq Stock Market.

(kkk)    “Private Issuer” means any Person other than a Public Issuer.

(lll)    “Public Issuer” means a Person whose Common Equity is listed or admitted for trading on a Market.

(mmm)    “Purchase Agreement” means that certain Note Purchase Agreement dated as of December 2, 2014, by and among the Issuer and the initial holders of the Notes pursuant to which the Issuer issued the Notes.

(nnn)    “Purchase Price” means, with respect to the issuance of Capital Stock in any Equity Round, the aggregate consideration received on a per share basis by the Issuer and its Subsidiaries for such Capital Stock, consisting of (i) to the extent it consists of cash, the gross amount of cash received by the Issuer and its Subsidiaries, and (ii) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Issuer’s board of directors or a committee thereof.

(ooo)    “QIPO Maturity Extension” has the meaning ascribed to that term in Section 5(f).

(ppp)    “Qualified IPO” means a bona fide underwritten public offering of the IPO Securities (a) in which such stock is listed on a Principal Market, (b) for gross proceeds at least equal to the initial principal amount of the Notes, and (c) that represents 5% or greater of the Issuer’s market capitalization as of the closing date of the offering; provided, however, if the gross proceeds for such offering are greater than $5 billion, the requirement in clause (b) will not apply.

(qqq)    “Qualified Issuer” means, with respect to a Change of Control or Non-IPO Liquidity Event, the Issuer, the Successor Issuer or the Surviving Person, as applicable, that (i) is a Public Issuer whose Common Equity is listed or admitted for trading on a Principal Market, and (ii) has an aggregate market value of the voting stock held by non-affiliates of such Public Issuer, computed by reference to the closing price as of the last Trading Day of the applicable registrant’s most recently completed fiscal quarter for which such information is available prior to the Change of Control Effective Date of no less than $5 billion (or, in the case of a Non-IPO Liquidity Event, computed by reference to the Non-IPO Liquidity Event Conversion Price).

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(rrr)    “Qualified Issuer Publicly Traded Shares” means, in connection with a Change of Control with a Public Issuer, the Common Equity of the Public Issuer that is listed on a Market, or if there is more than one such class of Common Equity, the class with the greatest market capitalization.

(sss)    “Qualified Successor Issuer” means, in connection with any Non-Change of Control Merger Event, a Successor Issuer that (i) is a Public Issuer whose Common Equity is listed or admitted for trading on a Principal Market, and (ii) has an aggregate market value of the voting stock held by non-affiliates of such Public Issuer, computed by reference to the closing price as of the last Trading Day of the applicable registrant’s most recently completed fiscal quarter for which such information is available prior to the closing of the Non-Change of Control Merger Event but calculated after giving pro forma effect to the applicable Non-Change of Control Merger Event, of no less than $5 billion.

(ttt)    “Requisite Holders” means, so long as the Fund holds any Notes, the Fund, and, if the Fund holds no Notes, Holders holding a majority of the aggregate Outstanding Principal Balance of the then outstanding Notes.

(uuu)    “Scheduled Trading Day” means, with respect to any class or series of Common Equity, a day that is scheduled to be a Trading Day on the Principal Market or other recognized securities exchange on which such Common Equity is listed or admitted for trading; provided that if such Common Equity is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

(vvv)    “SEC” means the United States Securities and Exchange Commission.

(www)    “Senior Non-Convertible Preferred Stock” means a new series of senior non-convertible preferred stock of the Issuer having the following terms: (i) a per share purchase price of $100.00, (ii) a liquidation preference equal to the per share purchase price plus accrued and unpaid dividends, including dividends payable in kind, and no further rights to distributions in liquidation, (iii) a dividend yield of 2.0% per annum, payable in kind, (iv) redeemable in cash at the option of the Issuer at any time, (v) mandatorily redeemable in cash by the Issuer at the 9th anniversary of the issuance of such Senior Non-Convertible Preferred Stock, (vi) no conversion rights, and (vii) no voting rights, except as required by law or with respect to amendments to the Charter of the Issuer that would alter or change the powers, preferences, other special rights, privileges or restrictions of the Senior Non-Convertible Preferred Stock so as to affect them materially and adversely.

(xxx)    “Series D Conversion Amount” means, at any date: (i) the Note Obligations Amount (expressed as a whole number) divided by (ii) 10.781575 (adjusted for any dividends paid in stock, stock splits or stock combinations with respect to the Series D Preferred Stock).

(yyy)    “Series D Preferred Stock” means the shares of Series D Preferred Stock of the Issuer, par value $0.00001 per share.

(zzz)    “Series E Preferred Stock” means a new series of preferred stock of the Issuer having financial terms no less favorable or protective to the Issuer and the investors in

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

such series (including with respect to antidilution protection) than the terms of the Series D Preferred Stock are to the Issuer and the investors in the Series D Preferred Stock, and (ii) with respect to the sale of such shares of preferred stock, (a) results in gross proceeds to the Issuer of at least $200 million, and (b) a majority of such gross proceeds result from sales to External Investors. The Series E Preferred Stock shall not be deemed to fail to have financial terms no less favorable or protective to the Issuer and its existing shareholders than the Series D Preferred Stock by reason of a liquidation preference equal to no more than the original issuance price thereof plus accrued dividends, an initial conversion price equal to the original issuance price thereof (subject to antidilution adjustment), a provision for accrued dividends or any governance rights (such as rights to appoint or nominate board members or to approve or consent to specified actions or events).

(aaaa)    “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of the Common Equity thereof is at the time of determination owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(bbbb)    “Subsidiary IPO” means a public offering of Common Equity of a Subsidiary of the Issuer in which such Common Equity are listed on a securities exchange.

(cccc)    “Subsidiary IPO Securities” mean the Common Equity of any Subsidiary of the Issuer offered in connection with a Subsidiary IPO.

(dddd)    “Successor Issuer” means, in any Change of Control or Non-Change of Control Merger Event in which the common stock of the Issuer is converted into, or exchanged for, in whole or in part, Common Equity of another Person, the Person who issues such Common Equity.

(eeee)    “Successor Issuer Publicly Traded Shares” means, in connection with a Non-Change of Control Merger Event with a Public Issuer, the Common Equity of the Successor Issuer that is listed on a Market, or if there is more than one such class of Common Equity, the class with the greatest market capitalization.

(ffff)    “Surviving Person” means the surviving Person in a merger or consolidation involving the Issuer.

(gggg)    “Trading Day” means, with respect to any class or series of Common Equity, a day on which (i) there is no Market Disruption Event and (ii) trading in such Common Equity generally occurs on applicable Market or, if such Common Equity is not then listed on the Market, or, if such Common Equity is not then listed on a Market, on the principal other market on which such Common Equity is then traded; provided that if the Common Equity (or such other security) is not so listed or traded, “Trading Day” means a Business Day.

(hhhh)    “VWAP” shall mean, with respect to any class or series of Common Equity, the daily dollar volume-weighted average sale price for such Common Equity (x) if trading on a Principal Market, on its Principal Market on any particular Trading Day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” functions or (y) if trading on another Market, on such Market on any particular Trading Day during the period beginning at such time as such Market publicly announces is the official open of trading, and ending at such time as such Market publicly announces is the official close of trading) on any particular Trading Day, as reported by Bloomberg (or if transactions on such Market are not reported by Bloomberg, as reported using a customary source for such Market mutually determined by the Issuer and the Requisite Holders); provided that, any accrued dividends payable to the record holders prior to the conversion date shall be deducted from the calculation of the VWAP. If the VWAP cannot be calculated for such security on such date on the foregoing basis, the VWAP of such security on such date shall be the fair market value as mutually determined by the Issuer and the Requisite Holders. All such determinations of VWAP shall to be appropriately and equitably adjusted in accordance with the provisions set forth herein.

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Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed as of the Issuance Date set out above.

UBER TECHNOLOGIES, INC.

By:	/s/ Travis Kalanick
Name: Travis Kalanick
Title: Chief Executive Officer

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit I

UBER TECHNOLOGIES, INC.

CONVERSION NOTICE

Reference is made to the Unsecured PIK Convertible Note (the “Note”) issued to the undersigned by Uber Technologies, Inc. (the “Issuer”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of the Conversion Security (as defined in the Note) as indicated below, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Type of Conversion Security and number of shares of the Conversion Security to be issued:

Please issue the Conversion Security into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number:

  (if electronic book entry transfer)

Transaction Code Number:

  (if electronic book entry transfer)